SUPPLEMENTAL DECLARATION OF TRUST
TO THE
DECLARATION OF TRUST
OF
CALVERT TAX-FREE RESERVES

SUPPLEMENTAL DECLARATION OF TRUST made June 4, 2014, to the DECLARATION OF TRUST of Calvert Tax-Free Reserves (the “Trust”) made on October 20, 1980.

WHEREAS, under Section 9 of Article XII of the Declaration of Trust, Calvert Investment Management, Inc., successor to Calvert Municipal Management Company, has withdrawn its consent to the use by the Trust of the name “Calvert Tax-Free Reserves” but has consented to the use by the Trust of the name “Calvert Management Series”;

WHEREAS, Section 1 of Article I of the Declaration of Trust permits the Trustees of the Trust to change the name of the Trust;

WHEREAS, at a regular Board meeting of the Trustees held on June 4, 2014, the Board approved the making of this Supplemental Declaration of Trust, for the purpose of reflecting the Board’s approval of the change in name of the Trust from “Calvert Tax-Free Reserves” to “Calvert Management Series”;

NOW THEREFORE, the undersigned, being the Trustees of the Trust, hereby supplement the Declaration of Trust as follows:

1.	All references to “Calvert Tax-Free Reserves” in the Declaration of Trust are hereby changed to “Calvert Management Series.”

2.	All references to “Calvert Municipal Management Company” in the Declaration of Trust are hereby changed to “Calvert Investment Management, Inc.”

IN WITNESS WHEREOF, the undersigned Trustees have executed this Supplemental Declaration of Trust as of the date first written above.

/s/ Barbara J. Krumsiek
Barbara J. Krumsiek

/s/ Richard L. Baird, Jr.
Richard L. Baird, Jr.

/s/ Douglas E. Feldman
Douglas E. Feldman

/s/ John G. Guffey, Jr.
John G. Guffey, Jr.

/s/ M. Charito Kruvant
M. Charito Kruvant

/s/ D. Wayne Silby
D. Wayne Silby

/s/ Anthony A. Williams
Anthony A. Williams